Exhibit 4.5

EXECUTION VERSION

BLUEPRINT MEDICINES CORPORATION

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

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	8.6	Governing Law	18
	8.7	Counterparts; Facsimile	18
	8.8	Titles and Subtitles	18
	8.9	Notices	18
	8.10	Consent Required to Amend, Terminate or Waive	18
	8.11	Delays or Omissions	20
	8.12	Severability	20
	8.13	Entire Agreement	20
	8.14	Legends on Share Certificates	20
	8.15	Stock Splits, Stock Dividends, etc.	21
	8.16	Manner of Voting	21
	8.17	Further Assurances	21
	8.18	Spousal Consent	21

Schedule A	-	Investors
Schedule B	-	Key Holders
Exhibit A	-	Adoption Agreement
Exhibit B	-	Consent of Spouse

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SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the “Agreement”) is made and entered into as of November 7, 2014, by and among Blueprint Medicines Corporation, a Delaware corporation (the “Company”), each holder of the Company’s Series A Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”) and Series B Preferred Stock, $0.001 par value per share (“Series B Preferred Stock” each holder of the Company’s Series C Preferred Stock, $0.001 par value per share (“Series C Preferred Stock,” and together with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”) listed on Schedule A (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Sections 8.2(a) and 8.3 below and any subsequent purchasers of Series C Preferred Stock who become parties hereto as “Investors” pursuant to Section 8.2(a)) below, the “Investors”) and those certain stockholders of the Company listed on Schedule B (together with any subsequent stockholders or option holders, or any transferees, who become parties hereto as “Key Holders” pursuant to Sections 8.2(b) and 8.3 below, the “Key Holders”, and together collectively with the Investors, the “Stockholders”).

RECITALS:

WHEREAS, the Company and certain of the Investors and the Key Holders are parties to an Amended and Restated Stockholders Agreement, dated as of January 6, 2014 (the “Prior Agreement”); and

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investors are entering into a Series C Convertible Preferred Stock Purchase Agreement of even date herewith (as may be amended or restated from time to time, the “Purchase Agreement”) providing for the sale of shares of Series C Preferred Stock.

WHEREAS, the Third Amended and Restated Certificate of Incorporation of the Company, as the same may be amended, restated or otherwise modified from time to time (the “Restated Certificate”) provides that (a) the holders of record of the shares of the Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Company (the “Series A Directors”); (b) the holders of record of the shares of the Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company (the “Series B Director” and together with the Series A Directors, the “Preferred Directors”); and (c) the holders of record of the shares of Common Stock and Preferred Stock, exclusively and voting together as a single class on an as-converted basis, shall be entitled to elect the balance of the total number of directors of the Company.

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company, constituting the required votes pursuant to Section 8.10 of the Prior Agreement, hereby agree that the Prior Agreement shall be amended and restated to further govern the rights of the Investors.

NOW, THEREFORE, the parties agree as follows:

1.                                      Definitions.

“Affiliate” means with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by or is under common control with such first Person, including without limitation any general partner, limited partner, manager, managing member, member, officer, director or employee of such Person, and any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such first Person.  For purposes of this definition, the term “control” when used with respect to any Person means the power to direct the management or policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.  Notwithstanding anything to the contrary in (but without limiting) the foregoing, (i) each member of the Beacon Bioventures Group (as defined below) shall be deemed an Affiliate of Beacon Bioventures (as defined below) for purposes of this Agreement, and (ii) (A) each Wellington Investor shall be deemed to be an “Affiliate” of each other Wellington Investor, and (B) an entity that is an “Affiliate” of a Wellington Investor shall not be deemed to be an “Affiliate” of any other Wellington Investor unless such entity is a Wellington Investor (and, for the avoidance of doubt, an “Affiliate” of such entity shall not be deemed an “Affiliate” of any Wellington Investor solely by virtue of being an “Affiliate” of such entity).

“Beacon Bioventures Group” means each of: Fidelity Biosciences Corp; FMR LLC and its subsidiaries and affiliates; FIL Limited and its subsidiaries and affiliates; Fidelity International Ventures Limited; InfoTech Fund I LLC; InfoTech Fund II LLC; Impresa Fund I LLC; Impresa Fund II LLC; Impresa Fund III Limited Partnership; Impresa Capital LLC; Fidelity Ventures II Limited Partnership; Fidelity Ventures Principals II LLC; Amista Ventures III Limited Partnership; Amista Ventures Principals III Limited Partnership; Agilus Ventures IV Limited Partnership; Agilus Ventures Principals IV Limited Partnership; Agilus Ventures IV-E Limited Partnership; Agilus Ventures Principals IV-E Limited Partnership; Alimont Ventures V Limited Partnership; Beacon Bioventures Limited Partnership; Beacon Bioventures Fund II Limited Partnership; Beacon Bioventures Fund IV Limited Partnership; Devonshire Equity Partners II Fund A Limited Partnership; Fidelity Asia Ventures Fund L.P.; Asia Ventures II L.P., Asia Ventures III L.P.; FIL India Ventures L.P.; Europe Ventures L.P.; and any other limited liability company or limited partnership owned or controlled by members of FMR LLC; and shall also include any charitable organizations.

“Board” means the Board of Directors of the Company.

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or permitted assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then applicable conversion ratio.

“Common Stock” means shares of Common Stock of the Company, $0.001 par value per share.

“Company Notice” means written notice, in compliance with Section 8.9 hereof, from the Company notifying the selling Key Holders that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Key Holder Transfer.

“Financing Event” means either: (i) the creation and issuance of any debt security; or (ii) the creation and issuance of shares of any other security of the Company and securities convertible into or exercisable for any equity security of the Company, regardless of whether such security has rights senior to, on parity with, or junior to the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock.

“Founding Investor” means Third Rock Ventures II, L.P. (“TRV”).

“Investor Notice” means written notice, in compliance with Section 8.9 hereof, from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer.

“Investors” means the Persons named on Schedule A hereto, each Person to whom the rights of an Investor are assigned pursuant to Section 8.3, each Person who hereafter becomes a signatory to this Agreement pursuant to Section 8.2(a) and any one of them, as the context may require.

“Key Holders” means the Persons named on Schedule B hereto, each Person to whom the rights of a Key Holder are assigned pursuant to Section 5.1, each Person who hereafter becomes a signatory to this Agreement pursuant to Section 8.2(b) or 8.3 and any one of them, as the context may require.

“Person” or “Persons” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

“Preferred Stock” means collectively, all shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

“Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

“Prospective Transferee” means any Person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

“Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

 “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or permitted assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Key Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

 “Sale of the Company” means a Stock Sale or a transaction that qualifies as a “Deemed Liquidation Event” as such term is defined in the Restated Certificate.

“Secondary Notice” means written notice from the Company notifying the Investors and the selling Key Holder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Key Holder Transfer.

“Secondary Refusal Right” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

“Selling Investors” means the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis, who approve in writing a Sale of the Company or a Financing Event.

“Stock Sale” means the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of the Company’s securities), of the Company’s securities, if after such closing, such Person or group of affiliated Persons would hold fifty percent (50%) or more of the outstanding voting stock of the Company (or the surviving or acquiring entity).

“Transfer Stock” means shares of Capital Stock owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any shares of Preferred Stock or Common Stock issued or issuable upon conversion of Preferred Stock.

“Undersubscription Notice” means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its Undersubscription Option.

“Undersubscription Option” means the option, but not the obligation, of each Exercising Investor to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right, on the terms and conditions specified in the Proposed Transfer Notice.

“Wellington” shall mean Wellington Management Company, LLP, and any affiliated or successor investment advisor or subadvisor thereof to the Wellington Investors.

“Wellington Investors” shall mean those Investors, or permitted transferees of shares of Series C Preferred Stock (or shares of Common Stock issued upon conversion thereof) held by Wellington Investors, that are advisory or subadvisory clients of Wellington.

2.                                      Voting Provisions Regarding Board; Common Stock.

2.1                               Size of the Board.  Except as otherwise provided in the Restated Certificate, each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at eight (8) directors.  For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

2.2                               Board Composition.  Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)                                 (i) At each election of directors in which the holders of the Series A Preferred Stock, voting as a separate class, are entitled to elect three (3) directors of the Company, two (2) individuals designated as Series A Directors by the Founding Investor, for so long as such Founding Investor holds any shares of Preferred Stock, one of whom shall initially be Alexis Borisy and the other seat shall initially be vacant, (ii) at each election of directors in which the holders of the Series A Preferred Stock, voting as a separate class, are entitled to elect three (3) directors of the Company, one (1) individual designated as Series A Director by Beacon Bioventures Fund III Limited Partnership (“Beacon Bioventures”), for so long as Beacon Bioventures holds any shares of Preferred Stock, which individual shall initially be Stephen Knight, and (iii) at each election of directors in which the holders of the Series B Preferred Stock, voting as a separate class, are entitled to elect one (1) director of the Company, such director designated by Nextech III Oncology LPCI (“Nextech”), for so long as Nextech holds any shares of Preferred Stock, which individual shall initially be Thilo Schroeder.

(b)                                 At each election of directors in which the holders of the Common Stock, voting as a separate class, are entitled to elect one (1) director of the Company, the Chief Executive Officer of the Company (the “CEO Director”) shall serve as their designee, which individual shall initially be Jeffrey W. Albers, provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director; and

(c)                                  At each election of the remaining directors in which the holders of the Preferred Stock and Common Stock, voting together on an as-converted basis, are entitled to elect directors of the Company, three (3) individuals not otherwise an Affiliate of the Company or of any Investor: (i) one (1) of whom is designated by the Investors holding a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, and (ii) two (2) of whom are designated by the Stockholders holding a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis and is acceptable to a majority of the Preferred Directors; provided, however, that David Schenkein may serve as a director designated pursuant to this Section 2.2(c). Initially, Daniel S. Lynch shall be designated pursuant to this Section 2.2(c)(i), and Nick Lydon and David Schenkein shall be designated pursuant to this Section 2.2(c)(ii).

(d)                                 To the extent that any of clauses (a) through (c) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Restated Certificate.

2.3                               Failure to Designate a Board Member.  In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible and willing to serve as provided herein.  Until such designee is chosen, the remaining members of the Board shall continue to operate as a fully functioning Board.

2.4                               Removal of Board Members.  Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)                                 no director elected pursuant to Sections 2.2 or 2.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of the requisite number of shares of stock, entitled under Section 2.2 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 2.2 is no longer so entitled to designate or approve such director; and

(b)                                 any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 2.2 or 2.3 shall be filled pursuant to the provisions of this Section 2.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

2.5                               No Liability for Election of Recommended Directors.  No party, nor any Affiliate of any such party, shall have any liability as a result of designating a Person for election as a director for any act or omission by such designated Person in his or her capacity as a director of the Company, nor shall any party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.6                               Vote to Increase Authorized Common Stock.  Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3.                                      Drag-Along Right

3.1                               Actions to be Taken.  In the event that the Selling Investors and a majority of the Board including a majority of the Preferred Directors, approve in writing a Sale of the Company or a Financing Event, specifying that this Section 3 shall apply to such transaction, then each Stockholder hereby agrees:

(a)                                 if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company or Financing Event (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company or Financing Event) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company or Financing Event;

(b)                                 if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Section 3.2 below, on the same terms and conditions as the Selling Investors;

(c)                                  to execute and deliver all related documentation and take such other action in support of the Sale of the Company or Financing Event as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents, as applicable;

(d)                                 not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)                                  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)                                   that, upon the election of the Company in its sole discretion and without any further action required on the part of such Stockholder, unless otherwise agreed by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis, each stock option, warrant, and other security then exercisable for shares of capital stock of the Company (collectively, “Exercisable Securities” and individually, an “Exercisable Security”), shall, if such Stockholder has not otherwise exercised the vested portion of such Exercisable Security prior to the closing of a Sale of the Company (or any such Exercisable Security contains a vesting acceleration provision that becomes effective immediately prior to the closing of a Sale of the Company), be cancelled in connection with a Sale of the Company in exchange for an amount of cash or such other consideration payable in connection with such Sale of the Company with an aggregate value equal to (A) the consideration payable in respect of each share of the class or series of capital stock underlying such Exercisable Security in connection with such Sale of the Company multiplied by the number of shares of such class or series of capital stock underlying such Exercisable Security that remain unexercised as of the closing of such Sale of the Company minus (B) the exercise price per share for such Exercisable Security multiplied by the number of shares of such class or series of capital stock underlying such Exercisable Security that remain unexercised as of the closing of such Sale of the Company, provided that the result of such calculation is a positive number, which payment shall be subject to the terms and conditions generally applicable to the payment of the consideration in connection with such Sale of the Company, including indemnification obligations, escrows, earnouts, contingency payments and purchase price adjustments; and

(g)                                  if the consideration to be paid in exchange for the Shares pursuant to this Section 3 in connection with such Sale of the Company includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, (the “Securities Act”) the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

3.2                               Exceptions.  Notwithstanding the forgoing, a Stockholder will not be required to comply with Section 3.1 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)                                 any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)                                 the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company;

(c)                                  the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person, and is pro rata in proportion to the amount of consideration paid to such Stockholder in connection with such Proposed Sale (in accordance with the provisions of the Restated Certificate);

(d)                                 liability shall be limited to such Stockholder’s pro rata share (determined in proportion to proceeds received by such Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration actually paid to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e)                                  upon the consummation of the Proposed Sale, (i) each holder of each series of the Company’s Preferred Stock and each holder of Common Stock will, subject to Section 3.1(g), receive the same form of consideration for their shares of Common Stock and Preferred Stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock, and (iv) unless the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis, elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Restated Certificate; and

(f)                                   subject to clause (e) above, requiring the same form of consideration to be received by the holders of the Company’s Common Stock and Preferred Stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option.

3.3                               Restrictions on Sales of Control of the Company.                      No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Restated Certificate (as if such transaction were a Deemed Liquidation Event), unless the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis, elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions.

3.4                               Grant of Proxy.            Upon the failure of any Key Holder to vote its Shares in accordance with the terms of this Agreement, such Key Holder hereby grants to a stockholder designated by the Board a proxy coupled with an interest in all Shares owned by such Stockholder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 3.4 is amended to remove such grant of proxy in accordance with Section 8.10 hereof, to vote all such Shares in the manner provided in Sections 2 and 3 hereof.

4.                                      Right of First Refusal and Right of Co-Sale.

4.1                               Right of First Refusal.

(a)                                 Grant.  Subject to the terms of Section 5 below, each Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder may propose to transfer in a Proposed Key Holder Transfer, on the same terms and conditions (including price and form of consideration), subject to Section 4.1(e), as those offered to the Prospective Transferee.

(b)                                 Notice.  Each Key Holder proposing to make a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Investor not later than thirty (30) days prior to the consummation of such Proposed Key Holder Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer and the identity of the Prospective Transferee and the intended date of the Proposed Key Holder Transfer.  To exercise its Right of First Refusal under this Section 4, the Company must deliver a Company Notice to the selling Key Holder within fifteen (15) days after delivery of the Proposed Transfer Notice.  In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Key Holder with the Company that contains a preexisting right of first refusal, the Company and the Key Holder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with this Section 4.1.

(c)                                  Grant of Secondary Refusal Right to Investors.  Subject to the terms of Section 5 below, each Key Holder hereby unconditionally and irrevocably grants to the Investors, on a pro rata basis, a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 4.1(c).  If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Key Holder Transfer, the Company must deliver a Secondary Notice to the selling Key Holder and to each Investor to that effect no later than fifteen (15) days after the selling Key Holder delivers the Proposed Transfer Notice to the Company.  To exercise its Secondary Refusal Right, an Investor must deliver an Investor Notice to the selling Key Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)                                 Undersubscription of Transfer Stock.  If options to purchase have been exercised by the Company and the Investors with respect to some but not all of the Transfer Stock by the end of the 10-day period specified in the last sentence of Section 4.1(c) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”).  Each Exercising Investor shall, subject to the provisions of this Section 4.1(d), have an Undersubscription Option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice.  To exercise such Undersubscription Option, an Exercising Investor must deliver an Undersubscription Notice to the selling Key Holder and the Company within ten (10) days after the expiration of the Investor Notice Period.  In the event there are two or more such Exercising Investors that choose to exercise the Undersubscription Option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 4.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice).  If the Undersubscription Options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Key Holder of that fact.

(e)                                  Consideration; Closing.  If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and as set forth in the Company Notice.  If the Company or any Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth in the Company Notice.  The closing of the purchase of Transfer Stock by the Company and the Investors shall take place, and all payments from the Company and the Investors shall have been delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer and (ii) thirty (30) days after delivery of the Proposed Transfer Notice.

4.2                               Right of Co-Sale.

(a)                                 Exercise of Right.  If any Transfer Stock subject to a Proposed Key Holder Transfer is not purchased pursuant to Section 4.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Section 4.2(b)

below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if an Investor wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock).  Each Investor who desires to exercise its Right of Co-Sale must give the selling Key Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b)                                 Shares Includable.  Each Investor who timely exercises such Investor’s Right of Co-Sale by delivering the written notice provided for above in Section 4.2(a) may include in the Proposed Key Holder Transfer all or any part of such Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer (excluding shares purchased by the Company or the Investors pursuant to the Right of First Refusal, the Secondary Refusal Right or the Undersubscription Option, as applicable) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Investor immediately before consummation of the Proposed Key Holder Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Investors immediately prior to the consummation of the Proposed Key Holder Transfer, plus the number of shares of Transfer Stock held by the selling Key Holder.  To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

(c)                                  Delivery of Certificates.  Each Investor shall effect its participation in the Proposed Key Holder Transfer by delivering to the transferring Key Holder, no later than fifteen (15) days after such Investor’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i)                                     the number of shares of Common Stock that such Investor elects to include in the Proposed Key Holder Transfer; or

(ii)                                  the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Investor elects to include in the Proposed Key Holder Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, such Investor shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above.  The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d)                                 Purchase Agreement.  The parties hereby agree that the terms and conditions of any sale pursuant to this Section 4.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 4.2.

(e)                                  Deliveries.  Each stock certificate an Investor delivers to the selling Key Holder pursuant to Section 4.2(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Key Holder shall concurrently therewith remit or direct payment to each Investor the portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale.  If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Investor exercising its Right of Co-Sale hereunder, no Key Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Investor on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

(f)                                   Additional Compliance.  If any Proposed Key Holder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 4.  The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 4.2.

4.3                               Effect of Failure to Comply.

(a)                                 Transfer Void; Equitable Relief.  Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)                                 Violation of Right of First Refusal or Secondary Refusal Right.  If any Key Holder becomes obligated to sell any Transfer Stock to the Company or any Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Investor may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor (or request that the Company effect such transfer in the name of an Investor) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c)                                  Violation of Co-Sale Right.  If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor who desires to exercise its Right of Co-Sale under Section 4.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Investor the type and number of shares of Capital Stock that such Investor would have been entitled to sell to the Prospective Transferee under Section 4.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 4.2.  The sale will be made on the same terms and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 4.2.  Such Key Holder shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 4.2.

5.                                      Exempt Transfers.

5.1                               Exempted Transfers.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 4.1 and 4.2 shall not apply: (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board, or (c) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), parent, or any other direct lineal descendant or ancestor of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other Person approved by the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such family members; provided that in the case of clauses (a) and (c), the Key Holder shall deliver prior written notice to the Investors of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Section 4; and provided, further, in the case of any transfer pursuant to clause (a) or (c) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

5.2                               Exempted Offerings.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 4 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act (the “IPO”) or (b) pursuant to a Sale of the Company.

5.3                               Prohibited Transferees.  Notwithstanding the foregoing, no Key Holder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Board, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Board should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

6.                                      Lock-Up.

6.1                               Agreement to Lock-Up.  Each Key Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days) or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within fifteen (15) days prior to or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, but in any event not to exceed two hundred ten (210) days following the effective date of the registration statement relating to such offering (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise.  The foregoing provisions of this Section 6 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement.  The underwriters in connection with the IPO are intended third party beneficiaries of this Section 6 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Each Key Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 6 or that are necessary to give further effect thereto.

6.2                               Stop Transfer Instructions.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Key Holder (and transferees and assignees thereof) until the end of such restricted period.

7.                                      Remedies and “Bad Actor” Matters.

7.1                               Covenants of the Company.  The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.  Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

7.2                               Specific Enforcement.  Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

7.3                               Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.4                               “Bad Actor” Representation.  Each Stockholder (other than a Wellington Investor) hereby represents that none of the “Bad Actor” disqualifying events described in Rule 506(d)(1)(i) to (viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to such Stockholder or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.  For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of such Stockholder’s securities for purposes of Rule 506(d) of the Securities Act.

7.5                               “Bad Actor” Covenant.  Each Stockholder (other than a Wellington Investor) hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Stockholder or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

8.                                      Miscellaneous.

8.1                               Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) immediately prior to the consummation of the IPO; (b) the consummation of a Deemed Liquidation Event; or (c) termination of this Agreement in accordance with Section 8.10 below.

8.2                               Additional Parties.(a)                              Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock to a Person who is not already a party to this Agreement (“New Investor”) after the date hereof, as a condition to the issuance of such shares the Company shall require that such New Investor become a party to this Agreement by executing and delivering an Adoption Agreement in substantially the form attached hereto as Exhibit A.  Each such New Investor shall thereafter be deemed an Investor and Stockholder for all purposes under this Agreement.

(b)                                 In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock, including any Exercisable Securities, to such Person (other than to a purchaser of Preferred Stock described in Section 8.2(a) above), following which such Person shall hold shares of capital stock constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exercised), then the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a

Stockholder and thereafter such Person shall be deemed a Key Holder and Stockholder for all purposes under this Agreement.

8.3                               Transfers and Assignments.

(a)                                 Each permitted transferee or permitted assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each such transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A.  Upon the execution and delivery of an Adoption Agreement by any permitted transferee or permitted assignee, such transferee or assignee shall be deemed to be a party hereto as if such transferee or assignee were the transferor or assignor and such transferee’s or assignee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable.  The Company shall not permit the transfer or assignment of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee or assignee shall have complied with the terms of this Section 8.3.  Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legends set forth in Sections 8.14.

(b)                                 The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c)                                  The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate or (ii) to an assignee or transferee who acquires at least 500,000 shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii), shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.  Each such permitted assignee or permitted transferee shall thereafter be deemed an Investor and Stockholder for all purposes under this Agreement.

(d)                                 Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

8.4                               Stock Split.  All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

8.5                               Ownership.  Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other Person has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

8.6                               Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

8.7                               Counterparts; Facsimile.  This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8                               Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.9                               Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.9.  If notice is given to the Company, a copy shall also be sent to Danielle M. Lauzon, Esq. at Goodwin Procter LLP, 53 State St. Exchange Place, Boston, MA 02109.  If notice is given to the Investors, a copy shall also be sent to Marc Gottschalk, Esq. at Sidley Austin LLP, 1001 Page Mill Rd #1, Palo Alto, CA 94304.  If notice is given to any Wellington Investor, a copy (which shall not constitute notice) shall also be given to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston MA 02109, facsimile: 617-526-5000, email: jason.kropp@wilmerhale.com, attention: Jason L. Kropp.

8.10                        Consent Required to Amend, Terminate or Waive.  This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the holders of at least a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of the Preferred Stock held by the Investors (voting as a single class and on an as-converted basis).  Notwithstanding the foregoing:

(i)                                     this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(ii)                                  the consent of the Key Holders holding at least a majority of the Shares then held by the Key Holders who are providing services to the Company as a consultant, employee, director or officer shall be required for any amendment or waiver if such amendment or waiver seeks to eliminate any rights of the Key Holders hereunder, unless such amendment or waiver does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto;

(iii)                               Schedules A and B hereto may be amended by the Company from time to time to update information with respect to the Investors and Key Holders, as applicable;

(iv)                              any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party;

(v)                                 Section 2.2(a)(i) of this Agreement shall not be amended or waived without the written consent of the Founding Investor for so long as the Founding Investor holds any shares of Preferred Stock; Section 2.2(a)(ii) of this Agreement shall not be amended or waived without the written consent of the Beacon Bioventures for so long as Beacon Bioventures holds any shares of Preferred Stock; Section 2.2(a)(iii) of this Agreement shall not be amended or waived without the written consent of Nextech for so long as Nextech holds any shares of Preferred Stock.

(vi)                              for so long as any Wellington Investor holds any shares of Preferred Stock (or Common Stock issued upon conversion of such Preferred Stock), the definition of “Affiliate” as it relates to a Wellington Investor may not be amended, terminated or waived without the prior written consent of at least one Wellington Investor, and for so long as any Wellington Investor holds any shares of Preferred Stock (or Common Stock issued upon conversion of such Preferred Stock), the definitions of “Wellington” and “Wellington Investors” may not be amended, terminated or waived without the prior written consent of the Wellington Investors holding a majority of the Preferred Stock (or Common Stock issued upon conversion of such Preferred Stock) outstanding and held by the Wellington Investors.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto.  Any amendment, termination or waiver effected in accordance with this Section 8.10 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

8.11                        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.12                        Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.13                        Entire Agreement.  This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.14                        Legends on Share Certificates.

(a)                                 Transfer Provisions.  Each certificate representing any Shares held by any Key Holder or Key Holder’s successor, permitted transferee or permitted assign issued after the date hereof shall be endorsed by the Company with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION, AS AMENDED FROM TIME TO TIME.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

(b)                                 Voting Provisions.  Each certificate representing any Shares held by any Stockholder or Stockholder’s successor, permitted transferee or permitted assign issued after the date hereof shall be endorsed by the Company with the following legend:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES HEREBY REPRESENTED. BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE

DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT STOCKHOLDERS AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

(c)                                  Each Stockholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the Shares to enforce the provisions of this Agreement, and the Company agrees to promptly do so.  The legends shall be removed upon termination of this Agreement at the request of the holder.

(d)                                 The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legends required by this Section 8.14 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office.  The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legends required by this Section 8.14 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

8.15                        Stock Splits, Stock Dividends, etc.  In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legends set forth in Section 8.14, as applicable.

8.16                        Manner of Voting.  The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

8.17                        Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

8.18                        Spousal Consent.  If any Key Holder is married on the date of his or her execution of this Agreement or Adoption Agreement and resides in Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, or Wisconsin, or the Commonwealth of Puerto Rico, such Key Holder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto attached (“Consent of Spouse”), effective on such date.  Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Key Holder’s Shares that do not otherwise exist by operation of law or the agreement of the parties.  If any Key Holder should marry or remarry subsequent to the date of his or her execution of this Agreement or Adoption Agreement, such Key Holder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

COMPANY:

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Jeffrey Albers
Name: Jeffrey Albers
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

INVESTORS:

THIRD ROCK VENTURES II, L.P.

By: Third Rock Ventures GP, L.P.
its general partner

By: TRV GP, LLC
its general partner

By:	/s/ Kevin Gillis
Name: Kevin Gillis
Title: CFO

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

BEACON BIOVENTURES FUND III LIMITED PARTNERSHIP

By its general partner: Beacon Bioventures Advisors Fund III Limited Partnership

By its general partner: Impresa Management LLC

By:	/s/ Mary Bevelock Pendergast
Name:	Mary Bevelock Pendergast
Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

NEXTECH III ONCOLOGY LPCI

By:	/s/ Rudolf Gygax
Name: Rudolf Gygax
Title: Chairman

By:	/s/ Alfred Scheidegger
Name: Alfred Scheidegger
Title: Secretary

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

BIOTECHNOLOGY VALUE FUND, L.P.

By: BVF Partners L.P., its General Partner
By: BVF Inc., its General Partner

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President

BIOTECHNOLOGY VALUE FUND II, L.P.

By: BVF Partners L.P., its General Partner
By: BVF Inc., its General Partner

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President

INVESTMENT 10, L.L.C.

By: BVF Partners L.P., its Attorney-in-fact
By: BVF, Inc., its General Partner

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

CASDIN PARTNERS MASTER FUND, LP

By: Casdin Partners GP, LLC
Its: General Partner

By:	/s/ Eli Casdin
Name: Eli Casdin
Title: Managing Member

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

DAVID P. SCHENKEIN 2004 REVOCABLE TRUST

By:	/s/ David Schenkein
Name: David Schenkein
Title: Trustee

AMY P. SCHENKEIN 2004 REVOCABLE TRUST

By:	/s/ Amy P. Schenkein
Name: Amy P. Schenkein
Title: Trustee

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

PFM HEALTHCARE MASTER FUND, LP

By:	/s/ Kimberly A. Summe
Name: Kimberly A. Summe
Title: Chief Operating Officer and General Counsel

PFM HEALTHCARE OPPORTUNITIES MASTER FUND, LP

By:	/s/ Kimberly A. Summe
Name: Kimberly A. Summe
Title: Chief Operating Officer and General Counsel

PARTNER INVESTMENT, LP

By:	/s/ Kimberly A. Summe
Name: Kimberly A. Summe
Title: Chief Operating Officer and General Counsel

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

REDMILE CAPITAL OFFSHORE FUND, LTD.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Investment Manager

REDMILE CAPITAL OFFSHORE FUND II, LTD.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Investment Manager

REDMILE SPECIAL OPPORTUNITIES FUND, LTD.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Investment Manager

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

TITAN PERC LTD.

By:	/s/ Darren Ross
Name: Darren Ross
Title: Director

PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.

By:	/s/ James H. Mannix
Name: James H. Mannix
Title: C.O.O.

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

NORTH RIVER PARTNERS, L.P.

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

NORTH RIVER INVESTORS (BERMUDA) L.P.

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

SALTHILL INVESTORS (BERMUDA) L.P.

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

SALTHILL PARTNERS, L.P.

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

HAWKES BAY MASTER INVESTORS (CAYMAN) LP

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

HADLEY HARBOR MASTER INVESTORS (CAYMAN) L.P.

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

GLOBAL HEALTH CARE OPPORTUNITY LTD.

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

COWEN INVESTMENTS LLC

By:	/s/ Owen Littman
Name: Owen Littman
Title: Authorized Signatory

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

RA CAPITAL HEALTHCARE FUND, LP

By:	/s/ Peter Kolchinsky
Name: Peter Kolchinsky
Title: Manager

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

SABBY HEALTHCARE VOLATILITY MASTER FUND, LTD.

By: Sabby Management, LLC, its Investment Manager

By:	/s/ Robert Grundstein
Name: Robert Grundstein
Title: Chief Operating Officer and General Counsel

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

BOXER CAPITAL LLC

By:	/s/ Aaron Davis
Name: Aaron Davis
Title: CEO and Managing Director

MVA INVESTORS LLC

By:	/s/ Chris Fuglesang
Name: Chris Fuglesang
Title: President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDERS:

/s/ Nicholas Lydon
Nicholas Lydon

Brian Druker

Scott Lowe

/s/ Alexis Borisy
Alexis Borisy

Chris Varma

David Armistead

Deb Palestrant

/s/ Daniel Lynch
Daniel Lynch

/s/ Christoph Lengauer
Christoph Lengauer

/s/ Kyle Kuvalanka
Kyle Kuvalanka

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDERS:

/s/ Jeffrey Albers
Jeffrey Albers

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT]

SCHEDULE A

INVESTORS

Name and Contact of Investors

PFM Healthcare Master Fund, L.P.

PFM Healthcare Opportunities Master Fund, L.P.

Partner Investments, L.P.

RA Capital Healthcare Fund, L.P.

North River Partners, L.P.

Deutsche Bank Securities Inc.

North River Investors (Bermuda) L.P.

Salthill Investors (Bermuda) L.P.

Salthill Partners, L.P.

Hawkes Bay Master Investors (Cayman) LP

Hadley Harbor Master Investors (Cayman) L.P.**

Global Health Care Opportunity Ltd.

Redmile Capital Offshore Fund, Ltd.

Redmile Capital Offshore Fund II, Ltd.

Redmile Special Opportunities Fund, Ltd.

Boxer Capital LLC

MVA Investors LLC

Sabby Healthcare Volatility Maser Fund, Ltd.

Titan Perc LTD

Perceptive Life Sciences Master Fund LTD

Cowen Investments LLC

Third Rock Ventures II, L.P.

Beacon Bioventures Fund III Limited Partnership

Nextech III Oncology LPCI

Biotechnology Value Fund, L.P.

Biotechnology Value Fund Ii, L.P.

Investment 10, L.L.C.

Casdin Partners Master Fund, LP

David P. Schenkein 2004 Revocable Trust

Amy Schenkein 2004 Revocable Trust

IMcK Holdings LLC

SCHEDULE B

KEY HOLDERS

Name and Address

Nick Lydon

Brian Drucker

Scott Lowe

Alexis Borisy

Chris Varma

David Armistead

Deb Palestrant

Daniel Lynch

Christoph Lengauer

Kyle Kuvalanka

Jeffrey Albers

c/o Blueprint Medicines

215 First St.

Cambridge, MA 02142

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                                       , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Second Amended and Restated Stockholders Agreement dated as of Novebmer 7, 2014, as the same may be amended, restated or otherwise modified from time to time (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.  By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1          Acknowledgement.  Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”)[ or options, warrants or other rights to purchase such Stock (the “Options”)], for one of the following reasons (Check the correct box):

☐                                    as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐                                    as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐                                    as a new Investor in accordance with Section 8.2(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐                                    in accordance with Section 8.2(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Key Holder” and “Stockholder” for all purposes of the Agreement.

1.2          Agreement.  Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3          Notice.  Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	BLUEPRINT MEDICINES CORPORATION
Name and Title of Signatory

Address:	By:

Name:

Facsimile Number:	Title:

EXHIBIT B

CONSENT OF SPOUSE

I, [                                        ], spouse of [                            ], acknowledge that I have read the Second Amended and Restated Stockholders Agreement, dated as of November 7, 2014 to which this Consent is attached as Exhibit B, as the same may be amended, restated or otherwise modified from time to time (the “Agreement”), and that I know the contents of the Agreement.  I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent.  I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:
[Name of Key Holder’s Spouse, if any]